                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                                 TIFFANY & CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                          April 8, 1997



TIFFANY & CO.
727 Fifth Avenue
New York, N.Y. 10022

----------------------------------------

William R. Chaney
Chairman of the Board
and Chief Executive Officer

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Tiffany & Co. on Thursday, May 15, 1997 at 10:00 a.m. in the new Tiffany & Co. Customer Service Center located at 15 Sylvan Way in Parsippany, New Jersey. Directions to the Customer Service Center are included at the back of the accompanying Proxy Statement.

We hope that you can join us at this meeting. Your participation in the affairs of the Company is important, regardless of the number of shares that you hold. Therefore, whether or not you are personally able to attend, please vote your shares by completing and returning the enclosed proxy card as soon as possible. Also, please be sure to indicate on the proxy card whether or not you plan to be present at the Annual Meeting.

Enclosed is the Company's 1996 Annual Report and Proxy Statement. I hope you find it informative reading.

Thank you for your interest in Tiffany & Co.

                                    Sincerely,




                                    William R. Chaney

TIFFANY & CO.
727 Fifth Avenue
New York, New York  10022

----------------------------------------

PROXY STATEMENT                                             April 8, 1997

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tiffany & Co., a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, May 15, 1997.

The securities entitled to vote at the meeting consist of the Company's Common Stock, $.01 par value. Each stockholder of record at the close of business on March 25, 1997 is entitled to vote at the Annual Meeting or any adjournment thereof, each share being entitled to one vote. The number of shares outstanding at the close of business on March 25, 1997 was 34,779,076. A majority of such shares present at the Annual Meeting by person or by proxy will constitute a quorum at the Annual Meeting. A quorum is required for any vote taken at the Annual Meeting to be valid. Abstentions and broker "non-votes" are counted as shares present for determination of a quorum.

Any stockholder of record giving a proxy has the power to revoke the proxy at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. Any stockholder of record may attend the Annual Meeting and vote in person whether or not a proxy was previously submitted, and those stockholders of record who plan to attend and vote in person at the Annual Meeting are nonetheless urged to submit a proxy.

Unless revoked, or unless contrary instructions are indicated on the proxy, all proxies will be voted at the Annual Meeting as follows: FOR the election of the nominees for director named herein and FOR approval of the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company's fiscal 1997 financial statements.

A form of proxy is enclosed. Three officers of the Company have been designated as the proxies to vote shares at the Annual Meeting in accordance with the instructions on the proxy card. The Board of Directors of the Company and its management know of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting of Stockholders, but if other matters are properly presented, or if matters arise incident to the conduct of the Annual Meeting, it is the intention of the persons designated as proxies to vote on such matters in accordance with their judgment.

Abstaining stockholders are counted as present or represented in tabulations of votes cast on proposals, whereas broker "non-votes" are not counted as present or represented for purposes of determining whether a proposal has been approved.

A plurality of the votes cast is sufficient to decide all questions presented in this Proxy Statement. Accordingly, for such proposals, abstentions and broker "non-votes" will not affect the outcome of the votes once a quorum has been achieved.

This Proxy Statement and the accompanying proxy are first being sent to stockholders on or about April 8, 1997.

The Company has retained Kissel-Blake Inc. to assist in the solicitation of proxies for a fee estimated not to exceed $5,500, plus out-of-pocket expenses. Solicitation of proxies may be made by the regular employees of Tiffany and Company on behalf of the Board of Directors through the mail, in person and by facsimile and telephone. These employees will not be additionally compensated. The cost thereof will be borne by Tiffany and Company. The Company will also reimburse brokerage houses and others for forwarding proxy materials to beneficial owners.


ITEM I - ELECTION OF EIGHT DIRECTORS

The Company is a Delaware corporation whose principal subsidiary is Tiffany and Company, a New York corporation ("Tiffany"). The Company's By-laws provide for a Board of Directors composed of eight directors, each of whom shall be elected at an annual meeting of stockholders to hold office until his or her successor shall be elected and qualified, or until his or her earlier resignation or removal. Directors are required by the By-laws to retire at age 72 unless the Board of Directors waives the provision for mandatory retirement with respect to an individual director whose continued service is deemed uniquely important to the Company. The By-laws allow the Board of Directors to fill vacancies and newly created directorships. The Company's Restated Certificate of Incorporation provides that the Board of Directors may alter and amend the Bylaws. Accordingly, the Board of Directors may amend the By-laws to provide for a greater or lesser number of directors.

At the 1997 Annual Meeting of Stockholders, eight directors will be elected to serve until the 1998 Annual Meeting. Such directors will serve until their successors are elected and qualified or until their respective earlier resignation or removal. All nominees are now members of the Board of Directors.

It is not anticipated that any of these nominees will be unable to serve as a director, but if that should occur before the Annual Meeting, the persons named in the form of proxy shall vote the shares represented by such proxies for such other nominee or nominees as the Board of Directors may nominate in place of such nominee(s) who is(are) unable to serve, and/or vote for such lesser number of directors as may be prescribed by the Board of Directors in accordance with the Company's Restated Certificate of Incorporation and By-laws.

Information concerning the nominees is set forth below:

---------------------

WILLIAM R. CHANEY             Mr. Chaney, 64, is Chairman of the Board of
                              Directors and Chief Executive Officer of the
                              Company.  Mr. Chaney joined Tiffany in January
                              1980 as a member of its Board of Directors and was named Chairman and Chief Executive Officer of the Company in August 1984. Prior to this, he served as an executive officer of Avon Products, Inc.
                              Mr. Chaney also serves on the Board of Directors of The Bank of New York and the Atlantic Mutual
                              Companies.

---------------------

SAMUEL L. HAYES III           Prof. Hayes, 62, has been the Jacob H. Schiff
                              Professor of Investment Banking at the Harvard
                              Business School since 1975. He was elected a director of the Company in 1984 and serves as Chairman of the Compensation Committee and its Stock Option Subcommittee. He also serves on the Audit and Nominating Committees. Additionally, he serves on the boards of the Eaton Vance Group of Funds, Ernst Home Centers, Inc., and the Aearo
                              Corp.

---------------------

MICHAEL J. KOWALSKI           Mr. Kowalski, 45, is President and Chief Operating
                              Officer of the Company, overseeing worldwide sales and operations as well as special projects of a strategic nature. Prior to his appointment as President of the Company in January 1996, he was an Executive Vice President of the Company, a position he had held since March 1992. In January
                              1997, Mr. Kowalski assumed the additional role of Chief Operating Officer. Prior to these appointments, he held a variety of merchandising management positions since joining Tiffany in 1983. He became a director of the Company in January 1995.

---------------------

CHARLES K. MARQUIS            Mr. Marquis, 54, has been a partner in the law
                              firm of Gibson, Dunn & Crutcher since 1974. He was elected a director of the Company in 1984 and serves on the Compensation and Audit Committees.

---------------------

JAMES E. QUINN                Mr. Quinn, 45, is an Executive Vice President of
                              the Company, responsible for retail, wholesale and corporate sales in North and South America. He is also responsible for distribution, human resources and loss prevention operations. Prior to his appointment as Executive Vice President in March
                              1992, he held a variety of retail and corporate sales management positions since joining Tiffany in 1986. He became a director of the Company in January 1995. He is also a member of the Board of Directors of the BNY Hamilton Funds, Inc.

---------------------

YOSHIAKI SAKAKURA             Mr. Sakakura, 75, is Chairman and Chief Executive
                              Officer of Mitsukoshi Limited. He previously served as President and Chief Executive Officer of Mitsukoshi Limited from 1986 to 1995. He became a director of the Company in November 1989 and serves on the Compensation and Audit Committees.

---------------------

WILLIAM A. SHUTZER            Mr. Shutzer, 50, is an Executive Vice President of
                              Furman Selz L.L.C. and is a member of its Board of Directors. He previously served as a Managing
                              Director of Lehman Brothers and its predecessors from 1978 to 1994. He was elected a director of the Company in 1984 and serves as Chairman of the Audit Committee and as a member of the Nominating
                              Committee and of the Compensation Committee and its Stock Option Subcommittee. Mr. Shutzer is also a member of the Board of Directors of The Fortress
                              Group.

---------------------

GERALDINE STUTZ               Ms. Stutz, 68, has been the principal partner of
                              Panache Productions since 1993. She was previously the Publisher of Panache Press at Random House
                              Inc. and the President of Henri Bendel, the New
                              York specialty store. She became a director of the Company in July 1987. She chairs the Nominating
                              Committee and serves on the Compensation Committee and its Stock Option Subcommittee. Ms. Stutz is also a member of the Board of Directors of Jones
                              New York.

---------------------

The Company has an Audit Committee, a Compensation Committee and a Nominating Committee. A subcommittee of the Compensation Committee (the "Stock Option Subcommittee") determines the grant of options and other matters under the Company's 1986 Stock Option Plan.

Under its charter, the Audit Committee's responsibilities include reviewing the adequacy of the Company's system of internal financial controls, recommending to the Board of Directors the appointment of independent accountants and evaluating their proposed audit scope, performance and fee arrangement, conducting a post-audit review of the Company's financial statements and audit findings in advance of publication, and reviewing in advance proposed changes in the Company's accounting methods.

The functions performed by the Compensation Committee include the approval of remuneration arrangements for executive officers and approval of compensation plans in which officers and employees are eligible to participate. See "Compensation Committee Report on Executive Compensation" below. The Stock Option Subcommittee determines the grant of options and other matters under the Company's 1986 Stock Option Plan.

The role of the Nominating Committee is to recommend to the Board of Directors policies on the composition of the Board of Directors, criteria for the selection of nominees for election to the Board of Directors, nominees to fill vacancies on the Board of Directors and nominees for election to the Board of Directors. The Nominating Committee will consider stockholders' recommendations for directors sent to the Nominating Committee, c/o Mr. Patrick B. Dorsey, Secretary, Tiffany & Co., 727 Fifth Avenue, New York, New York 10022.

During fiscal 1996, there were eight meetings of the Board of Directors, two meetings of the Compensation Committee, six meetings of the Stock Option Subcommittee, three meetings of the Audit Committee and no meetings of the Nominating Committee. All incumbent directors, except Mr. Sakakura, attended at least 75% of the total number of meetings held during the fiscal year of the Board and of the committees on which they respectively serve.

SECURITY OWNERSHIP

The following persons were known to the Company to be beneficial owners as of March 25, 1997 of more than five percent of the Company's Common Stock. The table is based on reports filed by such persons with the Securities and Exchange Commission and on other information available to the Company.

Name and Address                         Amount and                 Percent
    of                              Nature of Beneficial              of
Beneficial Owner                          Ownership                  Class
----------------                    --------------------            -------

Mitsukoshi Limited                      4,270,000  (1)               12.3
    4-1 Nihombashi Muromachi
    Tokyo, Japan

---------------------

(1) The beneficial owner has sole voting power and sole dispositive power with respect to all of the shares.

                           ---------------------------

Information, as supplied to the Company by executive officers and directors, with respect to the beneficial ownership of the Company's Common Stock by each director, the Chief Executive Officer (the "CEO"), the four most highly compensated executive officers other than the CEO and all executive officers and directors as a group as of March 25, 1997 is set forth in tabular form below. Unless otherwise noted in the footnotes following the table, each individual had sole voting and investment power over the shares of Common Stock shown as beneficially owned.

                                                Amount and             Percent
                                            Nature of Beneficial          of
Name                                             Ownership            Class (1)
----                                        --------------------     -----------
DIRECTORS:
William R. Chaney (CEO)                        653,000 (2)               1.9
Jane Dudley (3)                                 32,606 (4)(5)             *
Samuel L. Hayes III                             75,275 (4)(6)             *
Michael J. Kowalski (Executive Officer)        135,500 (7)                *
Charles K. Marquis                              44,206 (4)                *
James E. Quinn (Executive Officer)              65,532 (8)                *
Yoshiaki Sakakura                                4,660 (9)                *
William A. Shutzer                              50,206 (4)(10)            *
Geraldine Stutz                                 44,206 (4)                *

EXECUTIVE OFFICERS:
Jeanne B. Daniel                                19,786 (11)               *
Thomas J. O'Neill                               12,572 (12)               *

ALL EXECUTIVE OFFICERS
AND DIRECTORS AS A GROUP:                    1,532,574 (13)              4.4

---------------------

(1) An asterisk (*) is used to indicate less than 1% of the class outstanding.

(2) Includes 257,500 shares issuable upon the exercise of stock options which are currently exercisable or which become exercisable within sixty days of March 25, 1997 (in either case, "Vested Stock Options") and 64,500 shares held by Mr. Chaney's wife.

(3) In accordance with the mandatory retirement provisions of the Company's By-laws, Mrs. Dudley will retire as director effective upon the conclusion of the 1997 Annual Meeting. Nevertheless, because Mrs. Dudley was a director of the Company throughout fiscal 1996 and as of March 25, 1997, the Company is required by the rules and regulations of the Securities and Exchange Commission to provide the information concerning Mrs. Dudley set forth in this table and elsewhere in this Proxy Statement.

(4) Includes 26,206 shares issuable upon the exercise of Vested Stock Options.

(5) Includes 3,200 shares held by Mrs. Dudley's husband.

(6) Includes 43,200 shares held in trust and 1,800 shares held as custodian for the benefit of the children of Prof. Hayes, as to which he disclaims beneficial ownership, and 1,422 shares held by his wife.

(7) Includes 109,500 shares issuable upon the exercise of Vested Stock Options.

(8) Includes 63,500 shares issuable upon the exercise of Vested Stock Options and 32 shares credited to Mr. Quinn's account under the Company's Employee Profit Sharing and Retirement Savings Plan ("ESOP/401(k) Plan").

(9) Represents shares issuable upon the exercise of Vested Stock Options. Does not include 4,270,000 shares held by Mitsukoshi Limited as to which Mr. Sakakura disclaims beneficial ownership.

(10) Includes 24,000 shares held by Mr. Shutzer's minor children.

(11) Includes 18,500 shares issuable upon the exercise of Vested Stock Options, 257 shares held in a custodial IRA, and 72 shares credited to Mrs. Daniel's account under the ESOP/401(k) Plan.

(12) Includes 12,500 shares issuable upon the exercise of Vested Stock Options, and 72 shares credited to Mr. O'Neill's account under the ESOP/401(k) Plan.

(13) Includes 806,690 shares issuable upon the exercise of Vested Stock Options and 347 shares held in the ESOP/401(k) Plan.

                           ---------------------------

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange by a specified date. Executive officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's review of the copies of such forms and any amendments thereto received by it, or written representations from certain reporting persons that no SEC Forms 5 were required for those persons, the Company believes that, during and with respect to the period February

1, 1996 to January 31, 1997, all filing requirements applicable to its executive officers and directors, and greater-than-ten-percent beneficial owners, were satisfied.


COMPENSATION OF THE CEO AND OTHER EXECUTIVE OFFICERS

The following table sets forth information concerning cash and other compensation paid or accrued by the Company during fiscal years 1996, 1995 and 1994 to or for the CEO and each of the four (4) highest paid executive officers of the Company (other than the CEO):


                           SUMMARY COMPENSATION TABLE

                                                               Long Term
                                      Annual Compensation     Compensation
                                      -------------------     ------------

                                                          Number of Securities
Name and                                                   Underlying Options/   All Other
Principal Position            Year     Salary      Bonus     SARs Granted(1)     Compensation
------------------            ----     ------      -----     ---------------     ------------
William R. Chaney             1996    $522,248    $540,000    30,000 shares      $138,650(2)
  Chairman of the             1995    $500,672    $460,000    25,000 shares      $149,693(3)
  Board and CEO               1994    $467,692    $372,000    25,000 shares      $164,869(4)

Michael J. Kowalski           1996    $352,896    $222,750    25,000 shares      $ 28,950(5)
  President and Chief         1995    $282,125    $145,000    25,000 shares      $ 29,553(6)
  Operating Officer           1994    $254,124    $100,000    10,000 shares      $ 28,161(7)

James E. Quinn                1996    $315,209    $182,250    15,000 shares      $ 26,231(8)
  Executive Vice President    1995    $261,028    $135,000    15,000 shares      $ 27,356(9)
                              1994    $232,260    $ 92,000    10,000 shares      $ 29,708(10)

Jeanne B. Daniel              1996    $250,748    $116,000    15,000 shares      $  1,654(11)
  Executive Vice President    1995    $200,902    $ 69,000    10,000 shares      $  1,314(11)
                              1994    $176,544    $ 53,000     6,000 shares      $  1,105(11)

Thomas J. O'Neill             1996    $235,654    $109,000    15,000 shares      $ 24,008(12)
  Executive Vice President    1995    $185,942    $ 64,000    10,000 shares      $ 24,256(13)
                              1994    $161,584    $ 48,000     4,000 shares      $ 20,828(14)

---------------------

(1) For comparison purposes, options granted in 1994 and 1995 have not been adjusted in this table to reflect the Company's July 1996 two-for-one stock split.

(2) Represents $100,000 contributed to Mr. Chaney's deferred compensation account (see related discussion under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" below), $36,490 attributable to split-dollar life insurance premiums and $2,160 attributable to premiums for executive long-term disability insurance.

(3) Represents $100,000 contributed to Mr. Chaney's deferred compensation account, $45,512 attributable to split-dollar life insurance premiums and $4,181 attributable to premiums for executive long-term disability insurance.

(4) Represents $100,000 contributed to Mr. Chaney's deferred compensation account, $59,045 attributable to split-dollar life insurance premiums and $5,824 attributable to premiums for executive long-term disability insurance.

(5) Represents $26,935 attributable to split-dollar life insurance premiums and $2,015 attributable to premiums for executive long-term disability insurance.

(6) Represents $27,627 attributable to split-dollar life insurance premiums and $1,926 attributable to premiums for executive long-term disability insurance.

(7) Represents $26,538 attributable to split-dollar life insurance premiums and $1,623 attributable to premiums for executive long-term disability insurance.

(8) Represents $24,216 attributable to split-dollar life insurance premiums and $2,015 attributable to premiums for executive long-term disability insurance.

(9) Represents $25,574 attributable to split-dollar life insurance premiums and $1,782 attributable to premiums for executive long-term disability insurance.

(10) Represents $28,219 attributable to split-dollar life insurance premiums and $1,489 attributable to premiums for executive long-term disability insurance.

(11)  Represents premiums for executive long-term disability insurance.

(12) Represents $22,719 attributable to split-dollar life insurance premiums and $1,289 attributable to premiums for executive long-term disability insurance.

(13) Represents $23,971 attributable to split-dollar life insurance premiums and $285 attributable to premiums for executive long-term disability insurance.

(14) Represents $19,817 attributable to split-dollar life insurance premiums and $1,011 attributable to premiums for executive long-term disability insurance.

                           ---------------------------

The following table sets forth information with respect to options to purchase the Company's Common Stock granted during fiscal year 1996 to the CEO and each of the four (4) highest paid executive officers of the Company (other than the CEO):

                        OPTION GRANTS IN FISCAL YEAR 1996

                                      Percent of
                                     Total Options
                                     Granted to all
                                     Employees in     Per
                                        Fiscal       Share
                           Options       Year       Exercise    Expiration     Grant Date
Name                      Granted(1)     1996        Price         Date      Present Value(2)
----                      ----------     ----        -----         ----      ----------------
William R. Chaney       30,000 shares     7.2       $37.8125     1/15/2008      $322,500
Michael J. Kowalski     25,000 shares     6.0       $37.8125     1/15/2008      $268,750
James E. Quinn          15,000 shares     3.6       $37.8125     1/15/2008      $161,250
Jeanne B. Daniel        15,000 shares     3.6       $37.8125     1/15/2008      $161,250
Thomas J. O'Neill       15,000 shares     3.6       $37.8125     1/15/2008      $161,250

---------------------

(1) All options were granted under the Company's 1986 Stock Option Plan (the "1986 Plan"). The exercise price per share of Common Stock under each option granted pursuant to the 1986 Plan is 100% of the fair market value per share of Common Stock on the date of grant. Options granted under the 1986 Plan are exercisable in four equal installments, with the first installment becoming exercisable on the first anniversary of the grant date and the three remaining installments becoming exercisable on subsequent consecutive anniversaries of the grant date. The exercise price of an option must be paid in full on exercise of the option to the Company or, if authorized by the Committee, by delivery of shares of the Common Stock in payment of such price. If the employment of the holder of an option terminates by reason of his or her disability or retirement pursuant to the Company's retirement practice, his or her option may be exercised at any time within 12 months after the date of such termination but in no event later than the expiration date of the option. In the event of the death of such an optionee while employed, the person or persons to whom his or her rights pass by will or the laws of descent and distribution may exercise the option within 12 months after his or her death but in no event later than the expiration date of the option. In all other cases of termination of employment, the option expires three months following termination of the optionee's employment but in no event later than the ordinary expiration date of the option. Notwithstanding the foregoing, no option may be exercised more than eleven years after the date of grant or after termination of the optionee's employment, except to the extent it was exercisable at the date of termination. Options granted under the 1986 Plan are subject to early exercise and termination under certain circumstances. Such circumstances include the dissolution or liquidation of the Company, a reorganization, merger or consolidation of the Company, and the acquisition of substantially all of the property or more than eighty percent (80%) of the then outstanding stock of the Company by another corporation. In addition, upon the occurrence of a Change in Control of the Company (see "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" below), any time periods relating to the exercise of any stock option granted under the 1986 Plan will be accelerated so that such options, including any unmatured installments thereof, may be immediately exercised in full. In general, options are non-transferable otherwise than by will or the laws of descent and distribution and, during the participant's lifetime, are exercisable only by him or her; however, the Stock Option Subcommittee may, in its discretion, authorize all or a portion of options granted to a participant to be on terms which permit, subject to certain conditions, the transfer of such options by the participant to his or her spouse, children or grandchildren or to a trust for such persons. All options granted to executive officers of the Company in fiscal 1996 are so transferable. Options may not be otherwise assigned or subjected to any encumbrance, pledge or charge of any nature.

(2) The amounts stated are hypothetical values calculated under the Black-Scholes model, a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in estimating an option's present value, including the stock's volatility rate (20.0%), expected term (5 years), interest rate (6.16%) and dividend yield (0.8%). The actual value, if any, that the executive officer will realize from these options will depend solely on the increase of the stock price over the $37.8125 per share exercise price when the options are exercised.

                           ---------------------------

The following table sets forth information with respect to options to purchase the Company's Common Stock exercised during fiscal year 1996 by the CEO and each of the four (4) highest paid executive officers of the Company (other than the CEO) and the fiscal year end value of any unexercised options held by such officers:


                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996
                        AND FISCAL YEAR-END OPTION VALUES

                                                  Number of                    Value of
                                              Unexercised Options        In-The-Money Options
                       Shares                 at Fiscal Year-End          at Fiscal Year-End
                      Acquired     Value
Name                on Exercise  Realized  Exercisable/Unexercisable   Exercisable/Unexercisable
----                -----------  --------  -------------------------   -------------------------
William R. Chaney           0    $      0      287,500  / 102,500      $5,919,320  / $1,202,186
Michael J. Kowalski         0    $      0      129,500  /  77,500      $2,969,966  / $  744,531
James E. Quinn         16,000    $343,844       64,500  /  52,500      $1,177,104  / $  583,593
Jeanne B. Daniel       13,500    $170,256       18,500  /  38,500      $  307,312  / $  356,125
Thomas J. O'Neill      30,000    $580,491       12,500  /  36,500      $  218,187  / $  310,437

                           ---------------------------

PENSION PLAN AND SUPPLEMENTAL RETIREMENT INCOME PLAN

The following table sets forth the estimated combined annual benefits payable on retirement to participants under Tiffany's Pension Plan and its Supplemental Retirement Income Plan ("SRIP"):

                               PENSION PLAN TABLE

                                                Annual Total Benefit for Years of Service
                                       ------------------------------------------------------------
Ending
Remuneration
(Per Annum)              15                    20                    25                    30                    35
-------------         --------              --------              --------              --------              --------
$125,000              $ 22,900              $ 30,600              $ 39,500              $ 50,700              $ 53,500
$150,000              $ 27,900              $ 37,300              $ 50,700              $ 64,100              $ 65,200
$175,000              $ 32,100              $ 46,200              $ 61,800              $ 77,500              $ 77,500
$200,000              $ 37,300              $ 55,100              $ 73,000              $ 90,900              $ 90,900
$225,000              $ 44,000              $ 64,100              $ 84,200              $104,300              $104,300
$250,000              $ 50,700              $ 73,000              $ 95,300              $117,700              $117,700
$300,000              $ 64,100              $ 90,900              $117,700              $144,400              $144,400
$400,000              $ 90,900              $126,600              $162,300              $198,000              $198,000
$450,000              $104,300              $144,400              $184,600              $224,800              $224,800
$500,000              $117,700              $162,300              $207,000              $251,600              $251,600
$600,000              $144,400              $198,000              $251,600              $305,200              $305,200
$700,000              $171,200              $233,700              $296,300              $358,800              $358,800
$800,000              $198,000              $269,500              $340,900              $412,400              $412,400

The above table assumes (i) current retirement at age 65 on January 31, 1997,
(ii) that the current benefit formulas under both the Pension Plan and the SRIP had always been in effect and applied throughout the period of employment, (iii) that salary had increased at a rate of 6% per annum throughout the period of employment and (iv) that Social Security benefits of $16,300 per annum, the maximum current benefit under Title II of the Federal Social Security Act, have been offset as provided in the SRIP. In general, compensation reported in the Summary Compensation Table as "Salary" and "Bonus" is compensation for purposes of the Pension Plan and the SRIP; amounts attributable to the exercise of stock options are not included. Benefits under both the Pension Plan and the SRIP are based upon the average compensation of the five highest paid plan years (January 1 to December 31) during a participant's last 10 plan years of service ("Average Final Compensation"). Benefits provided by the Pension Plan are not subject to deduction for Social Security or any other offset. Benefits provided under the SRIP are subject to offset for benefits payable under the Pension Plan and under Social Security.

Mr. Chaney is not eligible to participate in either the Pension Plan or the SRIP. At January 31, 1997, the current years of creditable service for Mr. Kowalski, Mr. Quinn, Mr. O'Neill, and Mrs. Daniel were 18, 10, 12 and 10, respectively. As of the end of the last plan year (December 31, 1996), Average Final Compensation for each of the named executive officers participating in the Pension Plan and SRIP was as follows: Mr. Kowalski - $323,882; Mr. Quinn - $293,480; Mr. O'Neill - $195,853; and Mrs. Daniel - $212,875.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

As indicated above, Mr. Chaney is not eligible to participate in either the Pension Plan or the SRIP. In lieu thereof, Tiffany credits to an account in his favor $25,000 per calendar quarter, plus accrued interest at a prime rate, under the terms of a deferred compensation agreement entered into with Mr. Chaney in December 1989. This account is maintained on the books of Tiffany as a liability to Mr. Chaney in each year in which the agreement is in effect, beginning with the fourth quarter of 1989. In the event that Mr. Chaney should die while employed by Tiffany, a lump sum distribution of amounts credited to his account will be paid to his estate or, if named, his beneficiary. If his employment with Tiffany should terminate for any other reason, a monthly annuity will be paid to him during his lifetime calculated as the monthly payment necessary to amortize the balance of the account, as determined by application of an annual discount rate of 8% to the value of the account as of the date of such termination (the "Lump Sum Value") over his life expectancy as of such date; upon his death, any excess of the Lump Sum Value over the amount of annuity payments actually made will be paid to Mr. Chaney's estate or, if named, his beneficiary. The agreement is terminable by Tiffany in respect of future credits upon 90 days' written notice to Mr. Chaney.

In the event of a Change in Control of the Company, (i) all options granted under the 1986 Stock Option Plan become exercisable in full and (ii) benefits under the SRIP become vested and payable at retirement age, but only if at the time of such Change in Control benefits are also vested under the Pension Plan. Ordinarily, benefits under the SRIP become payable only if the participant retires from Tiffany and has at least 10 years of service at retirement.

In addition, under split-dollar life insurance agreements entered into by Tiffany with certain of the executive officers, including Messrs. Chaney, Kowalski, Quinn, and O'Neill, Tiffany will lose the right, in the event of a Change in Control of the Company, to unilaterally terminate such agreements and will remain bound to pay premiums on policies insuring the lives of such officers in order that the cash value accruing under such policies will be, at the time of the established maturity date of each agreement (generally age 65, but age 75 in the case of Mr. Chaney), sufficient to repay Tiffany for the premiums it has paid on behalf of the executive and so that the policy will continue, without payment of further premiums, with a reduced death benefit equivalent to twice the executive's average annual compensation from salary and bonuses for the last three consecutive calendar years prior to termination of employment.

A "Change in Control of the Company" as used above is deemed to have occurred if: (i) any person or group of persons acting in concert acquires thirty-five percent (35%) in voting power or amount of the equity securities of the Company (including the acquisition of any right, option, warrant or other right to obtain such voting power or amount, whether or not presently exercisable) unless such acquisition is authorized or approved by the Board of Directors of the Company; (ii) individuals who constituted the Board of Directors of the Company on January 21, 1988 (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board of Directors, provided that any individual becoming a director subsequent to January 21, 1988 whose election or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director) will be, for the purposes of this clause (ii), considered as though such individual were a member of the Incumbent Board; or (iii) any other circumstance with respect to a change in control of the Company occurs which the Committee deems to be a Change in Control of the Company. As used herein, the word "person" means an individual or an entity.


COMPENSATION OF DIRECTORS

Directors who are not employees of the Company or its subsidiaries are paid an annual retainer of $32,000 (payable in four quarterly installments or as otherwise provided in the 1988 Director Stock Option Plan, as described below), an incremental annual retainer of $2,500 for each chairperson of the Compensation, Audit and Nominating Committees, respectively (payable in cash in January of each year), a per-meeting-attended fee of $1,800 for meetings attended in person (except with respect to Committee or Subcommittee meetings which occur on the same day as a meeting of the full Board of Directors), and a fee of $500 for each telephonic meeting in which the director participates. Directors are also reimbursed for expenses incurred in attending Board and Committee meetings, including expenses for travel, food and lodging.

Non-employee directors may elect to receive all or 50% of their annual retainer in the form of stock options granted under the 1988 Director Option Plan (the "1988 Plan"). Options under the 1988 Plan are granted automatically on the tenth business day in January of each year to any eligible director who, subsequent to May 31st and on or prior to June 30th of the year prior to the year in which said grant date occurs, files with the Company an irrevocable election to receive a stock option in lieu of all or fifty percent (50%) of the retainer to be earned in the calendar year in which the grant date occurs (the "Plan Year"). The number of shares subject to an option granted to an eligible director is equal to the nearest number of whole shares equivalent to the director's Annual Retainer divided by one-half of the mean of the highest and lowest quoted selling price for the Company's Common Stock on the grant date as reported on the New York Stock Exchange Composite Tape. "Annual Retainer" is defined as the cash amount which the director could have elected to receive for serving as a director during the year of the grant, but does not include fees to be paid on a per-meeting-attended basis or fees, if any, to be paid for attendance at Board committee meetings or for any other services provided or to be provided to the Company. Options granted under the 1988 Plan may be exercised at a per-share exercise price equal to one-half of the fair market value of a share of the Company's Common Stock on the grant date. Fair market value is determined by reference to the mean of the highest and lowest quoted selling prices as reported on the Composite Tape.

Generally, options granted under the 1988 Plan are non-transferable otherwise than by will or by the laws of descent and distribution and may be exercised during the optionee's lifetime only by the optionee. However, such options may be transferred by the optionee to his or her spouse, children or grandchildren or to a trust for such persons, provided certain conditions are met in respect of such transfer. Subject to limited exceptions as hereinafter described, no option may be exercised less than one year or more than 15 years from the grant date. Options become exercisable in full on the first anniversary of their grant date or, if earlier, upon the retirement of the optionee because of age or because of total and permanent disability, upon the death of an optionee or upon the resignation of a director following a change in control of the Company. Options lapse and become unexercisable in proportion to the portion of the Plan Year not served if the participating director ceases to be a director before the conclusion of the Plan Year except in the event of retirement, death or resignation described above.

Directors with five or more years of service who are not employees of the Company or its subsidiaries when they retire are also entitled to receive an annual retirement benefit equal to the annual retainer in effect during the year in which they retire. Subject to adjustment for partial years served, this benefit is payable quarterly and continues for a period of time equal to the director's length of service on the Board. As indicated above, Messrs. Chaney, Kowalski and Quinn, each of whom is also an executive officer of the Company, receive no separate compensation for their service as directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served as members of the Compensation Committee during the fiscal year ended January 31, 1997: Mrs. Dudley, Professor Hayes, Messrs. Marquis, Sakakura and Shutzer and Ms. Stutz. None of the members of the Compensation Committee was, at any time either during or before such fiscal year, an employee of the Company or any of its direct or indirect subsidiary companies.

Mr. Marquis, a director of the Company, is a partner in the law firm of Gibson, Dunn & Crutcher which has performed services for the Company and Tiffany.

Mr. Sakakura, a director of the Company, is Chairman and Chief Executive Officer of Mitsukoshi Limited ("Mitsukoshi"), a Japanese retailing group, which owns approximately 12% of the Company's Common Stock. In fiscal 1996, Mitsukoshi purchased approximately $21.4 million of merchandise from Tiffany and other Company affiliates, accounting for roughly 2.3% of the Company's worldwide net sales.

Pursuant to an arrangement established in fiscal 1993, Mitsukoshi provides the Company with retail space for TIFFANY & CO. boutiques in its stores and certain services and is paid approximately 27% of the Company's net sales in such boutiques as compensation, plus 5% of the amount by which boutique sales increase year-to-year, calculated on a per-boutique basis.

Under a cooperative arrangement entered into in February 1996, an affiliate of the Company operates a stand-alone TIFFANY & CO. store in premises subleased to Mitsukoshi. In exchange for services provided in connection with the operation of such store, Mitsukoshi realizes approximately 8.3% of net sales made therein.

In fiscal 1996, total fees paid to Mitsukoshi under the arrangements described above amounted to approximately $45.4 million.

Under separate agreements, Mitsukoshi operates a FARAONE boutique in a Mitsukoshi store in Tokyo, a TIFFANY & CO. boutique in its department store in Taipei and TIFFANY & CO. boutiques in Honolulu and on the island of Guam. Tiffany sells merchandise to Mitsukoshi on a wholesale basis for resale in these boutiques.

Because the continued participation of Mr. Sakakura on the Board of Directors is deemed uniquely important to the Company, the Board of Directors has, in his respect, waived the provisions of the By-laws providing for retirement at the age of 72.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following is the Compensation Committee's report on executive compensation for fiscal year 1996:

        The Committee's overall compensation policy is to provide a reward structure that will (i) motivate the officers to assist the Company's achievement of its strategic and financial goals, (ii) retain and attract competent personnel and (iii) link the interests of management with those of the stockholders through stock-based compensation.

        (i) Cash Bonuses

        Under the Company's cash bonus program, target bonuses for each executive officer are established by the Committee each January in respect of the fiscal year that will begin on the first day of February. The Committee intends that an individual bonus equal to or in excess of the target be paid if the Company achieves its business plan and if the individual officer's personal and/or business unit performance meets or exceeds expectations. If the Company fails to achieve its business plan, or if the individual's personal and/or business unit performance fails to meet expectations, the bonus is reduced or eliminated.

        In establishing target bonuses, the Committee believes that the portion of an officer's compensation that is "at risk" (subject to adjustment for corporate and/or individual performance factors) should vary proportionally to the amount of responsibility the officer bears for the Company's success. In keeping with that philosophy, Mr. Chaney's target bonus for fiscal 1996 represented 80% of his base salary. Target bonuses for the other executive officers for fiscal year 1996 ranged from 30% to 50% of salary and averaged approximately 35% of salary. For fiscal year 1997, target bonuses for such executive officers were established to range from 30% to 50% of salary and to average approximately 36% of salary.

        The actual bonus paid to each executive officer for fiscal 1996 was determined by the Committee in January of 1997. At that time, the Committee compared the Company's projected fiscal 1996 performance to its business and strategic plans, and the performance of each executive officer (other than Mr. Chaney himself) was evaluated for the Committee by Mr. Chaney. Bonuses actually awarded to executive officers averaged 125% of the target amounts, but ranged, in individual cases, from 90% to 135% of target. The actual bonus paid to Mr. Chaney for fiscal year 1996 was $540,000, 135% of his targeted bonus. The Committee applied subjective as well as objective factors in determining Mr. Chaney's bonus compensation. The Committee believes Mr. Chaney's leadership skills and business acumen, both subjective factors, favorably affect all key aspects of the Company's business, including the development and refinement of the Company's long-term strategic goals, the development and motivation of management personnel and succession planning. The Committee considered the following measures of the Company's financial performance for the purpose of determining Mr. Chaney's bonus, in each case in comparison to fiscal 1995 results and to the Company's financial plan for fiscal 1996 and based upon forecasted results: sales; earnings per share; gross profit margin; total operating expenses (inclusive and exclusive of currency translation adjustments), controllable expenses and expenses as a percent of sales; operating profit and operating margin; pre-tax profit and pre-tax margin; net income and net income margin; inventory levels and inventory turn; capital expenditures; total accounts receivable and accounts receivable turn; cash flow, net borrowings, debt leverage and debt leverage reduced by cash on hand; and total staffing levels. Bonuses to the other executive officers were determined by the Committee based on the same measures of corporate financial performance, the performance evaluation provided by Mr. Chaney, consideration of individual contributions and, where applicable, the results of any business unit for which the officer was responsible. Subjective factors also played a role in the determination of the bonus amount for each of the executive officers, including the subjective judgments of Mr. Chaney and the members of the Committee concerning the officer's leadership and development of creative business opportunities.

        (ii)  Salaries and Benefits

        The Committee believes that the base salaries and the health, life insurance and pension benefits which the Company provides to its executive officers, when coupled with the opportunity to earn bonuses and participate in the growth of the Company through stock options, are competitive with those generally offered by comparable retailers and direct marketing organizations, and enable the Company to retain and attract competent management personnel. In assessing the competitiveness of the compensation offered to the Company's executive officers, the Committee reviewed: available data concerning compensation provided by companies in the Peer Company Group included in the performance graph provided below; compensation data available from other publicly traded retail companies; survey data for companies of comparable size and, where available, in comparable businesses, published by compensation consultants; and an assessment of the Company's compensation practices conducted by a compensation consulting firm. Data from companies other than those included in the Peer Company Group were reviewed, including firms much larger than the Company, because the Committee believes that a competitive market for the services of retail executives exists, even among firms that are not peers of the Company or that operate in a different line of business. The Committee believes that the Company's executive officers are better paid, in terms of annual compensation, than most of the executive officers in corresponding positions within the Peer Company Group. More specifically, the Committee believes that the annual compensation of the Company's executive officers generally falls within the third quartile of the Peer Company Group (better than the bottom 50% and less remunerative than the top 25%). However, the annual compensation paid to the Company's executive officers is generally less than that paid to persons holding comparable positions with several large national retailers. Executive salaries are reviewed by the Committee in January of each year and typically are adjusted on the basis of merit and relevant competitive factors.

        (iii)  Stock Options

        Options to purchase the Common Stock of the Company are typically granted to executive officers in January of each year, and may be exercised, when vested, to purchase Common Stock at its fair market value as of the date of the option grant. Options vest and become exercisable in four equal annual installments beginning with the first anniversary of the grant date; non-vested installments are forfeited if the option holder leaves the Company. Options expire 11 years from the grant date.

        Option grants are authorized by the Stock Option Subcommittee of the Committee (the "Subcommittee"). The Subcommittee believes that the greater the officer's position and level of responsibility within the Company, the greater the desirability for compensation that is linked to the long-term interests of the stockholders. For that reason, the size of option grants are generally tied to the individual's level of responsibility within the Company. For that same reason, the Subcommittee also reviews the extent of each executive officer's beneficial holdings of the Company's Common Stock, including prior option grants. In determining the size of each option grant the Subcommittee also considers, in certain cases, subjective factors, such as the individual's potential for further growth within the Company and his or her past performance.

        (iv)  Limitation Under Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code, adopted as part of the Omnibus Budget Reconciliation Act of 1993, generally denies a federal income-tax deduction for all taxable years commencing on or after January 1, 1994 to a publicly-held corporation for compensation in excess of $1 million per year paid to a person who, as of the last day of such corporation's taxable year, was (i) such corporation's chief executive officer or (ii) among the four highest-compensated officers of such corporation for purposes of compensation disclosure under the rules governing solicitation of proxies under the Securities and Exchange Act of 1934 (a "covered executive"). This denial of deduction is subject to an exception for certain "performance-based compensation", including certain stock options, and subject to certain transition provisions. Under transition provisions contained in Section

        162(m) and regulations adopted thereunder by the Internal Revenue Service, stock options issued by the Company to date will not be subject to the limitations of Section 162(m) if their exercise results in one of the covered executives receiving compensation in excess of $1 million in any one year. Certain amendments to the Company's 1986 Stock Option Plan effected in 1994 were intended to qualify under Section 162(m) future grants of stock options under such plan so that the Company's deductions for federal income-tax purposes will not be so limited in the future. Although the Company's deduction for federal income tax purposes for current compensation arrangements is modestly affected by the limitations of Section 162(m) (see Summary Compensation Table above), the Board of Directors does not believe that it would be in the best interests of the Company to adopt a policy that would preclude compensation arrangements that might in the future be subject to such limitations.

                                                          Jane Dudley
                                                          Samuel L. Hayes III
                                                          Charles K. Marquis
                                                          Yoshiaki Sakakura
                                                          William A. Shutzer
                                                          Geraldine Stutz
                                                          Members of the
                                                          Compensation Committee


PERFORMANCE GRAPH

The following graph compares changes in the cumulative total shareholder return on the Company's Common Stock for the previous five fiscal years to returns on the Standard & Poor's 500 Stock Index and other similar publicly traded companies for the same period. Cumulative shareholder return is defined as changes in the closing price of the Company's Common Stock on the New York Stock Exchange, adjusted to reflect the Company's July 1996 two-for-one stock split, plus the reinvestment of any dividends paid on such stock.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
            TIFFANY & CO., S&P 500 INDEX AND PEER COMPANY GROUP INDEX

                                 STANDARD &
                TIFFANY & CO     POORS 500       PEER GROUP

1/31/92         $100.00          $100.00         $100.00
1/31/93         $ 76.59          $110.75         $105.97
1/31/94         $ 69.85          $125.31         $114.08
1/31/95         $ 70.11          $126.03         $103.12
1/31/96         $134.28          $174.71         $106.51
1/31/97         $182.23          $221.14         $113.79


ASSUMES AN INVESTMENT OF $100 ON JANUARY 31, 1992 IN TIFFANY & CO. COMMON STOCK AND EACH OF THE TWO INDICES AND THE REINVESTMENT OF ANY SUBSEQUENT DIVIDENDS

TOTAL RETURNS ARE BASED ON MARKET CAPITALIZATION; INDICES ARE WEIGHTED AT THE BEGINNING OF EACH PERIOD FOR WHICH A RETURN IS INDICATED

PEER COMPANY GROUP: A.T. Cross Co.; Jostens, Inc.; Lazare Kaplan International Inc.; Little Switzerland, Inc.; The Neiman-Marcus Group, Inc.; Nordstrom, Inc.; Reeds Jewelers, Inc.; Sotheby's Holdings; Spiegel, Inc.; Town & Country Corporation; and Williams-Sonoma Inc.


ITEM II - APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Upon the recommendation of its Audit Committee, the Board of Directors has appointed Coopers & Lybrand L.L.P. as independent accountants to examine the Company's consolidated financial statements for fiscal year 1997 and requests that the stockholders approve such appointment. The Board of Directors may review its selection if the appointment is not approved by the stockholders. Coopers & Lybrand L.L.P. (formerly, Coopers & Lybrand) has served as independent accountants of the Company since 1984.

A representative of Coopers & Lybrand L.L.P. will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

                                  OTHER MATTERS

Under the Company's By-laws, for business to be properly brought before any Annual Meeting by a stockholder, the stockholder must have given notice thereof in writing to the Secretary of the Company at 727 Fifth Avenue, New York, New York 10022, which written notice must be received by the Secretary not less than 60 days in advance of such meeting or, if later, the fifteenth day following the first public disclosure of the date of such meeting (by mailing of notice of the meeting or otherwise). A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the meeting (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (3) the class, series and number of shares of the Company that are beneficially owned by the stockholder, and (4) any material interest of the stockholder in such business. In addition, the stockholder making such proposal must promptly provide any other information reasonably requested by the Company.

Management of the Company is not aware of any matters that will be presented by a stockholder for action at the Annual Meeting. However, if any such matters properly come before the meeting, it is understood that the persons named in the enclosed form of proxy intend to vote in accordance with their judgment on such matters.


                      PROPOSALS FOR THE 1998 ANNUAL MEETING

Stockholders' proposals for the 1998 Annual Meeting of Stockholders must be received at the executive offices of the Company, 727 Fifth Avenue, New York, New York, 10022, addressed to the attention of Patrick B. Dorsey, Secretary, no later than December 9, 1997 in order to be considered in the Company's Proxy Statement for such meeting. It is currently contemplated that such meeting will be held on May 21, 1998.


                                  ANNUAL REPORT

The Annual Report to Stockholders of the Company for fiscal 1996, including financial statements, is being furnished simultaneously with this Proxy Statement to all stockholders of record as of the close of business on March 25, 1997, the record date for voting at the Annual Meeting.

                                   PROXY CARD

Please complete, sign and mail the enclosed proxy card in the return envelope provided so that your vote may be recorded.


BY ORDER OF THE BOARD OF DIRECTORS




Patrick B. Dorsey
Secretary

New York, New York
April 8, 1997

                                  TIFFANY & CO.

                         ANNUAL MEETING OF STOCKHOLDERS

                            10:00 a.m., May 15, 1997
                      Tiffany & Co. Customer Service Center
                                  15 Sylvan Way
                          Parsippany, New Jersey 07054
                                 (201) 254-7500


                                   DIRECTIONS


FROM NEW YORK CITY: Take the George Washington Bridge to I-80 West. Take Exit 43 (Boonton/Morristown) and follow the signs to I-287 South (Morristown/Somerville). Take Exit 39B off I-287 to Route 10 West (Dover). Stay in the right lane. After the first light, make the first right onto Dryden Way. Take Dryden Way to the end. At the stop sign, make a right onto Sylvan Way. The Tiffany & Co. Customer Service Center at 15 Sylvan Way is approximately 3/10 of a mile on the right.

FROM WESTCHESTER AND FAIRFIELD COUNTIES AND POINTS NORTH AND EAST: Take the Tappan Zee Bridge and stay on the I-87 North/I-287 West extension. Take Exit 15 (I-287/Route 17 South) and follow the signs to I-287 South. Take Exit 39B off I-287 to Route 10 West (Dover). Stay in the right lane. After the first light, make the first right onto Dryden Way. Take Dryden Way to the end. At the stop sign, make a right onto Sylvan Way. The Tiffany & Co. Customer Service Center at 15 Sylvan Way is approximately 3/10 of a mile on the right.

FROM WESTERN NEW JERSEY AND POINTS WEST: Take I-80 heading east. Take Exit 42A (Morris Plains) to Route 202 South. At the fourth light, make a left onto Sylvan Way. The Tiffany & Co. Customer Service Center at 15 Sylvan Way is approximately 8/10 of a mile on the right.

FROM SOUTHERN NEW JERSEY AND POINTS SOUTH: Take I-287 heading north. Take Exit 39 (Dover/Whippany) and follow the signs to Route 10 West (Dover). After the first light, make the first right onto Dryden Way. Take Dryden Way to the end. At the stop sign, make a right onto Sylvan Way. The Tiffany & Co. Customer Service Center at 15 Sylvan Way is approximately 3/10 of a mile on the right.

AT THE TIFFANY & CO. CUSTOMER SERVICE CENTER: Follow the signs to the designated visitor parking area. Enter the building through the main entrance which is identified by a large Atlas Clock above the door. Reception will direct you to the appropriate meeting room.

/X/ MARK YOUR VOTE AS INDICATED IN THIS EXERCISE


THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR ALL NOMINEES IN ITEM 1 AND FOR APPROVAL OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT ACCOUNTANTS IN ITEM 2. SHARES REPRESENTED BY THIS PROXY WILL BE SO VOTED UNLESS OTHERWISE INDICATED, IN WHICH CASE THEY WILL BE VOTED AS MARKED.

Item 1: Election of the following nominees as Directors;   FOR  AGAINST  ABSTAIN
        William R. Chaney, Samuel L. Hayes III, Michael
        J. Kowalski, Charles K. Marquis, James E. Quinn,   [ ]    [ ]      [ ]
        Yoshiaki Sakakura, William A. Shutzer and
        Geraldine Stutz.

WITHHELD FOR (write in the nominee's name in the space provided below):

-------------------------------------------------------------------------------

Item 2: Approval of the appointment of Coopers & Lybrand   FOR  AGAINST  ABSTAIN
        L.L.P. as independent accountants of the
        Company's fiscal 1997 financial statements.        [ ]    [ ]      [ ]

                                                                  YES       NO
                                            I PLAN TO ATTEND THE
                                               ANNUAL MEETING     [ ]       [ ]

                                            NOTE: Please date and sign exactly
                                            as name appears printed above. When
                                            shares are held by joint owners, all
                                            should sign. When signing as fidu-
                                            ciary (e.g., attorney, executor, ad-
                                            ministrator, conservator, trustee or
                                            guardian), please give title. If a
                                            corporation or partnership, please
                                            sign in corporate or partnership
                                            name by an authorized person.

                                                 THIS PROXY IS CONTINUED
                                                   ON THE REVERSE SIDE.

Signature_______________________ Signature_______________________ Date__________

                                FOLD AND DETACH HERE


TIFFANY & CO.
727 Fifth Avenue
New York, N.Y. 10022

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                             THURSDAY, MAY 15, 1997

The Annual Meeting of Stockholders of Tiffany & Co. (the "Company") will be held in the Tiffany & Co. Customer Service Center, 15 Sylvan Way, Parsippany, New Jersey on May 15, 1997 at 10:00 a.m. New York time to consider and take action on the following:

1. Election of eight (8) Directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified; and

2. Approval of the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company's fiscal 1997 financial statements.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 25, 1997 will be entitled to notice of and to vote at the meeting or any adjournments thereof. The transfer books will not be closed.

A list of stockholders entitled to vote will be available for inspection by interested stockholders at the offices of the Company, 727 Fifth Avenue, New York, New York commencing on May 2, 1997 during ordinary business hours.

BY ORDER OF THE BOARD OF DIRECTORS

Patrick B. Dorsey
Secretary
New York, New York
April 8, 1997

YOUR VOTE IS IMPORTANT. EVEN IF IT IS YOUR DESIRE TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

                                 TIFFANY & CO.
                            PROXY FOR ANNUAL MEETING

SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF TIFFANY & CO. ("THE COMPANY") TO BE HELD MAY 15, 1997 AT 10:00 A.M. NEW YORK TIME IN THE TIFFANY & CO. CUSTOMER SERVICE CENTER, 15 SYLVAN WAY, PARSIPPANY, NEW JERSEY. THE BOARD OF DIRECTORS RECOMMENDS; A VOTE "FOR" ALL NOMINEES IN ITEM 1 AND "FOR" APPROVAL OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT ACCOUNTANTS IN ITEM 2.

SHARES REPRESENTED BY THIS PROXY WILL BE SO VOTED UNLESS OTHERWISE INDICATED, IN WHICH CASE THEY WILL BE VOTED AS MARKED. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" ITEMS 1 AND 2. IF ANY NOMINEE NAMED ON THE REVERSE SIDE OF THIS CARD IS UNABLE TO SERVE AS A DIRECTOR, THE BOARD OF DIRECTORS MAY NOMINATE ANOTHER PERSON OR PERSONS IN SUBSTITUTION FOR SUCH NOMINEE AND THE PROXIES NAMED BELOW WILL VOTE FOR THE PERSON OR PERSONS SO NOMINATED OR FOR SUCH LESSER NUMBER OF DIRECTORS AS MAY BE PRESCRIBED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints W.R. CHANEY, J.N. FERNANDEZ, and P.B. DORSEY, and each of them, proxies, with full power of substitution, to act for the undersigned, and to vote all shares of Common Stock represented by this proxy which the undersigned may be entitled to vote, at the 1997 Annual Meeting of Stockholders (and any adjournment thereof) as directed and permitted on the reverse side of this card and, IN THEIR JUDGMENT, on such matters as may be incident to the conduct of or may properly come before the meeting.

                                   IMPORTANT

         THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE MARK, SIGN
               AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY.

                      [ARROW] FOLD AND DETACH HERE [ARROW]